United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
March 3, 2016
Fidelity National Financial, Inc.
(Exact name of Registrant as Specified in its Charter)
001-32630
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-8100
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2016, the Board of Directors of Fidelity National Financial, Inc. (the “Company”) adopted a resolution increasing the size of the Company’s Board of Directors to eleven, and elected Janet Kerr to serve on our Board of Directors. Ms. Kerr will serve in Class II of our Board of Directors, and her term will expire at the annual meeting of our shareholders to be held in 2016. At this time, Ms. Kerr has not been appointed to any committee of our Board.
Ms. Kerr is Vice-Chancellor of Pepperdine University and Professor Emeritus of Law at Pepperdine University School of Law where she taught for 30 years and was awarded the Laure Sudreau-Rippe Endowed Chair in 2011. She is also currently Of Counsel to Nave & Cortell. Having developed several successful technology companies, Ms. Kerr provides expertise in startup counseling; corporate organization and governance; mergers, acquisitions, and other strategic relationships; and seed, angel, venture capital and other financing arrangements. Ms. Kerr also serves as Chief Executive Officer of Kerr Strategic Consulting. Ms. Kerr has extensive board experience having served on numerous public company boards over the past 12 years, including past and current service as chair of the corporate governance and nominating committees for several such companies. She has also served as a consultant to various companies regarding Sarbanes-Oxley Act compliance and corporate governance. Ms. Kerr is a well-known author in the areas of securities, corporate law, and corporate governance, having published numerous articles and a book on the subjects. Ms. Kerr was appointed by ISS/Risk Metrics to serve on the Governance Exchange Advisory Council, and she served as a Director/Member of Advisory Board at Larta Institute. She is also a member of the National Association of Corporate Directors and Women Corporate Directors.
Ms. Kerr is not a party to any related party transactions with the Company. She will receive customary compensation paid to our non-employee directors, including a new director equity award with a value of approximately $150,000 under our Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date:	March 4, 2016	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel, and Corporate Secretary